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Exhibit 99.1

Bruker Daltonics and Bruker AXS Announce Closing of Merger

Combined company begins trading on NASDAQ under new name
Bruker BioSciences Corporation and new ticker symbol BRKR

        Billerica, Massachusetts and Madison, Wisconsin—July 2, 2003—Bruker Daltonics Inc. (NASDAQ: BDAL) and Bruker AXS Inc. (NASDAQ: BAXS) today announced that they have completed the merger of the two companies, which was approved by approximately 94% of the Bruker Daltonics stockholders and by approximately 94% of the Bruker AXS stockholders at the respective stockholder meetings on June 27, 2003.

        As a result of the merger, each share of Bruker AXS stock was converted into the right to receive, at the election of the stockholder, either (i) 0.63 of a share of Bruker Daltonics common stock or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash, with the cash portion calculated based on $4.418, which is the average closing price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending on June 26, 2003, multiplied by 0.63. The combined company has been named Bruker BioSciences Corporation and will begin trading on NASDAQ under the ticker symbol BRKR at the open of market today.

        In connection with the merger, Bruker BioSciences has formed two operating subsidiaries, Bruker AXS Inc. and Bruker Daltonics Inc., into which it has transferred substantially all of the assets and liabilities, except cash, which formerly belonged to Bruker AXS and Bruker Daltonics, respectively.

        As a result of the merger, Bruker BioSciences expects to offer a significantly broader technology base and product portfolio, as well as an increased global distribution, sales and service infrastructure, while retaining the entrepreneurial spirit and impressive growth of the two individual companies. Bruker BioSciences will have a more diversified customer base including pharmaceutical, diagnostics, biotech and other industrial companies, as well as other academic, medical school and governmental customers.

        "Today Bruker Daltonics and Bruker AXS come together as operating companies of Bruker BioSciences," said Frank H. Laukien, Ph.D., Chairman, President and Chief Executive Officer of Bruker BioSciences. "We are excited about the opportunity to combine forces with Bruker AXS and strengthen our presence in the marketplace, particularly in proteomics."

        Dr. Martin Haase, Vice Chairman and Senior Vice President of Bruker BioSciences commented: "The combination of Bruker AXS and Bruker Daltonics will bring together the technologies of mass spectrometry and X-ray analysis, allowing us to provide our life science and materials research customers with an even broader range of products. Additionally, operating as one public company will provide various general and administrative cost benefits."

        The combined Company will host an investor and analyst open house at its headquarters in Billerica, Massachusetts, on Friday morning, July 11, 2003, where management will outline its vision and plans for the combined Bruker BioSciences Corporation.

ABOUT BRUKER BIOSCIENCES

        Bruker BioSciences, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. For more information on Bruker BioSciences, please refer to the joint S-4 proxy statement/prospectus that was filed with the SEC on May 20, 2003.

        Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Its substantial investment in research and development allows it to design, manufacture and market a broad array of products intended to meet the rapidly growing needs of a diverse customer base, including pharmaceutical companies, biotechnology companies, proteomics companies, molecular diagnostics companies, academic institutions and government agencies. Bruker Daltonics has diverse technology platforms which integrate automated sample preparation and clean-up, advanced front-end AnchorChip MALDI targets and API source technology with cutting-edge proprietary MALDI-TOF, MALDI-TOF/TOF, ESI-(Q-q-)TOF, ion trap and (Q-q-)FTMS mass analyzers, as well as analysis and bioinformatics software. Bruker Daltonics is also a worldwide leader in supplying mass spectrometry-based systems for substance detection and pathogen identification in security and defense applications. For more information about Bruker Daltonics, please visit www.bdal.com

        Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology. The company develops, manufactures and markets worldwide advanced X-ray solutions for the three-dimensional structure determination of biological and chemical compounds, as well as for advanced materials research and analysis. Its diverse customer base includes pharmaceutical and biotechnology companies, advanced materials, semiconductor, synthetic polymer, and basic materials companies, as well as university and government research customers. Applications include x-ray crystallography for structural proteomics, and automated systems for combinatorial materials sciences. Bruker AXS has one of the most diverse set of x-ray technology platforms for molecular and materials analysis. For more information about Bruker AXS, please visit www.bruker-axs.com

CAUTIONARY STATEMENT

        Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the companies' reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the companies' products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2002, our most recent quarterly reports on Form 10-Q, our current reports on Form 8-K and the joint proxy statement/prospectus filed in connection with the merger. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor and Public Relations Officer Tel: (978) 663-3660, ext. 1411 Email: michael.willett@bdal.com

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  Exhibit 99.1
Bruker Daltonics and Bruker AXS Announce Closing of Merger